Exhibit 99.1

Cognex Corporation Reports Fantastic Second Quarter Results

Machine Vision Company Announces Significant Increases in Revenue, Net Income and Earnings per Share

NATICK, Mass.--(BUSINESS WIRE)--August 1, 2011--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2011. Revenue, net income, and net income per share for the quarter and six months ended July 3, 2011 are compared to the prior quarter and the second quarter and first six months of 2010 in Table 1 below.

Table 1
	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q2-11	$83,393,000	$19,097,000	$0.45
Prior year’s quarter: Q2-10	$71,811,000	$14,927,000	$0.38
Change from Q2-10 to Q2-11	16%	28%	19%
Prior quarter: Q1-11	$74,394,000	$13,636,000	$0.32
Change from Q1-11 to Q2-11	12%	40%	38%
Year to Date Comparisons
Six months ended July 3, 2011	$157,787,000	$32,733,000	$0.77
Six months ended July 4, 2010	$130,778,000	$23,472,000	$0.59
Change from first six months of 2010 to first six months of 2011	21%	39%	30%

“This was an outstanding quarter for Cognex,” said Dr. Robert J. Shillman, Chairman of Cognex. “We expected to have a good quarter when we gave revenue guidance in May but the actual results surpassed our estimate. Demand was strong in both the Factory Automation and Surface Inspection markets; in fact, we received a record level of orders from each of those markets during the quarter, resulting in record bookings overall. This order strength led to the second highest quarterly revenue in Cognex’s 30-year history. The substantial leverage that incremental revenue has on our profitability drove our gross margin to 77%, operating margin to 29% and net income to 23% of revenue for the quarter.”

“We are very pleased with our performance in the second quarter of 2011,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue increased significantly over both the second quarter of last year and the prior quarter as we continued to execute well on our growth initiatives. A key contributor was our business in Asia, particularly China, where we foresee good long-term growth potential for machine vision. And, from an operations standpoint, we delivered strong margin expansion while investing in new product development and in our sales team.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2011

  Revenue for the second quarter of 2011 increased 16% from the second quarter of 2010 and 12% from the prior quarter. The increase, both year-on-year and sequentially, was due to record revenue from the Factory Automation market. The largest percentage increase was in Asia, primarily due to strong growth in China where Cognex is expanding its sales and distribution network.
  Gross margin was 77% in the second quarter of 2011, 74% in the second quarter of 2010 and 75% in the prior quarter. Gross margin increased year-on-year due to leverage from the higher revenue level and a stronger mix of modular vision systems, which are Cognex’s highest-margin products. Gross margin increased on a sequential basis also due to the higher revenue level as well as improved margins on surface inspection products and services.
  Research, Development & Engineering (R, D & E) spending in the second quarter of 2011 increased 30% from the second quarter of 2010 and 11% from the prior quarter. The increase year-on-year is due to investments in engineering headcount to accelerate new product introductions, stock option expense, and higher patent-related costs on products under development. The increase on a sequential basis is primarily due to a higher bonus accrual. Also contributing to the increase in R, D & E spending, both year-on-year and sequentially, was the impact of foreign exchange rates on the company’s international operations.
  Selling, General & Administrative (S, G & A) spending in the second quarter of 2011 increased 14% from the second quarter of 2010 and 1% from the prior quarter. The increase year-on-year is due to the company’s initiative to expand its sales organization, the impact of foreign exchange rates, higher stock option expense and higher spending on marketing programs.
  The tax rate was 23% in all quarters presented.

Balance Sheet Highlights – July 3, 2011

  Cognex’s financial position as of July 3, 2011 was very strong, with no debt and $353,388,000 in cash and investments. In the second quarter of 2011, Cognex generated positive cash flow from operations of approximately $27,300,000, and paid out $3,780,000 in dividends to shareholders.
  Inventories as of July 3, 2011 were relatively flat with the end of the prior quarter.

Financial Outlook

  In Q3-11, revenue is expected to be between $78 million and $81 million, which is a decrease of 3% to 6% on a sequential basis due to typical seasonal softness. Operating expenses are expected to be relatively flat with Q2-11. And, the effective tax rate is expected to remain at 23%.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as revenue from certain customers. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Cognex estimates the tax effect of the items identified in the reconciliation by applying its effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call to discuss its results for the second quarter of 2011, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-835-8905 (or 703-639-1412 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Thursday, August 4, 2011. The telephone number for the replay is 888-258-7854 (or 703-925-2490 if outside the United States) and the access code is 1539078.
  Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 600,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer demand and order rates, market opportunities, growth initiatives and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 3,	Apr. 3,	Jul. 4,	Jul. 3,	Jul. 4,
	2011	2011	2010	2011	2010

Revenue	$83,393	$74,394	$71,811	$157,787	$130,778

Cost of revenue (1)	19,379	18,383	18,717	37,762	34,658

Gross margin	64,014	56,011	53,094	120,025	96,120
Percentage of revenue	77%	75%	74%	76%	73%

Research, development, and engineering expenses (1)	10,506	9,482	8,076	19,988	16,179
Percentage of revenue	13%	13%	11%	13%	12%

Selling, general, and administrative expenses (1)	29,466	29,161	25,738	58,627	49,360
Percentage of revenue	35%	39%	36%	37%	38%

Restructuring charges	-	-	39	-	88

Operating income	24,042	17,368	19,241	41,410	30,493
Percentage of revenue	29%	23%	27%	26%	23%

Foreign currency gain (loss)	210	(59)	(8)	151	(173)

Investment and other income	549	400	152	949	163

Income before income tax expense	24,801	17,709	19,385	42,510	30,483

Income tax expense	5,704	4,073	4,458	9,777	7,011

Net income	$19,097	$13,636	$14,927	$32,733	$23,472
Percentage of revenue	23%	18%	21%	21%	18%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.46	$0.33	$0.38	$0.79	$0.59
Diluted	$0.45	$0.32	$0.38	$0.77	$0.59

Weighted-average common and common-equivalent shares outstanding:
Basic	41,842	41,336	39,683	41,586	39,675
Diluted	42,810	42,286	39,793	42,532	39,736

Cash dividends per common share	$0.09	$0.08	$0.06	$0.17	$0.11

Cash and investments per common share	$8.40	$7.62	$5.04	$8.40	$5.04

Book value per common share	$12.84	$12.18	$9.95	$12.84	$9.95

(1) Amounts include stock option expense, as follows:
Cost of revenue	$144	$235	$25	$379	$84
Research, development, and engineering	529	809	83	1,338	334
Selling, general, and administrative	1,284	1,308	319	2,592	(24)
Total stock option expense	$1,957	$2,352	$427	$4,309	$394

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	Jul. 3,	Apr. 3,	Jul. 4,	Jul. 3,	Jul. 4,
	2011	2011	2010	2011	2010

Revenue (GAAP)	$83,393	$74,394	$71,811	$157,787	$130,778

Operating income (GAAP)	$24,042	$17,368	$19,241	$41,410	$30,493
Stock option expense	1,957	2,352	427	4,309	394
Operating income excluding stock option expense (Non-GAAP)	$25,999	$19,720	$19,668	$45,719	$30,887
Percentage of revenue (Non-GAAP)	31%	27%	27%	29%	24%

Net Income (GAAP)	$19,097	$13,636	$14,927	$32,733	$23,472
Stock option expense net of tax	$1,303	$1,561	$283	$2,864	$270
Net income excluding stock option expense (Non-GAAP)	$20,400	$15,197	$15,210	$35,597	$23,742
Percentage of revenue (Non-GAAP)	24%	20%	21%	23%	18%

Net income per diluted share (GAAP)	$0.45	$0.32	$0.38	$0.77	$0.59
Stock option expense per diluted share, net of tax	$0.03	$0.04	$-	$0.07	$0.01
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.48	$0.36	$0.38	$0.84	$0.60

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	July 3,	December 31,
	2011	2010

Assets

Cash and investments	$353,388	$283,081

Accounts receivable	42,480	45,901

Inventories	27,004	22,717

Property, plant, and equipment	30,590	29,596

Goodwill and intangible assets	103,701	105,334

Other assets	45,494	46,475

Total assets	$602,657	$533,104

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$34,863	$36,499

Income taxes	14,420	13,132

Deferred revenue and customer deposits	13,089	10,162

Shareholders' equity	540,285	473,311

Total liabilities and shareholders' equity	$602,657	$533,104

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Six-months Ended
	Jul. 3,	Apr. 3,	Jul. 4,	Jul. 3,	Jul. 4,
	2011	2011	2010	2011	2010

Revenue	$83,393	$74,394	$71,811	$157,787	$130,778

Revenue by division:
Modular Vision Systems Division	87%	87%	85%	87%	86%
Surface Inspection Systems Division	13%	13%	15%	13%	14%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	33%	36%	32%	34%	34%
Europe	33%	32%	30%	33%	30%
Asia	19%	17%	17%	18%	15%
Japan	15%	15%	21%	15%	21%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	74%	70%	69%	72%	70%
Semiconductor and electronics capital equipment	13%	17%	16%	15%	16%
Web and surface inspection	13%	13%	15%	13%	14%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com